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                                                        DIY HOME WAREHOUSE, INC.
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CONTACT: CLIFFORD L. REYNOLDS,                 5811 Canal Road
PRESIDENT AND CHIEF EXECUTIVE OFFICER;         Valley View, Ohio  44125
ERIC I. GLASSMAN,
CHIEF FINANCIAL OFFICER
DIY Home Warehouse, Inc.
Phone  216 328 5100
Fax 216 328 5134

PRESS RELEASE
                                                                   ITEM 7 - 1.3

                        Nasdaq NATIONAL MARKET DELISTING

     CLEVELAND, OHIO, NOVEMBER 27, 1998: D.I.Y. Home Warehouse, Inc. (Nasdaq
NNM: DIYH) announced that, at the opening of business on December 3, 1998, its common stock will no longer be traded on the Nasdaq National Market, due to the Company's stock not satisfying the Nasdaq National Market maintenance standards. On and after December 3, 1998, the Company's stock will be traded on the OTC Bulletin Board under its current symbol DIYH.




- For Release November 27, 1998